FIRST MODIFICATION
TO THE
NATIONAL CINEMEDIA, INC.
2016 EQUITY INCENTIVE PLAN

2020 RESTRICTED STOCK AGREEMENT
Performance Period: Fiscal Year 2020 – Fiscal Year 2022
First Modification Effective March 2, 2021
The 2020 Restricted Stock Agreement, for the Performance Period Fiscal Year 2020 – Fiscal Year 2022 between National CineMedia, Inc. and Grantee (the “Agreement”) is modified as follows effective March 2, 2021. Capitalized terms not defined herein shall have the same meaning as in the Agreement.
The Vesting Schedule contained in Section A. Notice of Grant in the Agreement is amended by removing the current Vesting Schedule of Restricted Stock and Vesting Schedule of Additional Shares of Stock and replaced with the following Vesting Schedule:
(a) The total number of shares of Restricted Stock shall be divided into three equal portions, one for each of Fiscal Year 2020, 2021 and 2022 (each an “Annual Portion”).
(b) The Annual Portion for Fiscal Year 2020 will vest at 0.0%.
(c) The Annual Portion for Fiscal Year 2021 will be converted to a time-based award that will vest subject to Grantee’s continued Service through the Vesting Date.
(d) The Annual Portion for Fiscal Year 2022 will vest based on performance metrics to be established by the Compensation Committee in Fiscal Year 2022 for such year.
The vesting of each Annual Portion is subject to the Grantee’s continued Service through the Vesting Date. The Vesting Date for each of the Annual Portions will remain unchanged and each of the Annual Portions will vest on that date based on continued Service and on the actual achievement of the applicable performance criteria applicable to such portions (except for the Annual Portion for Fiscal Year 2020, which, as described above, will vest at 0% and the Annual Portion for Fiscal Year 2021, which, as described above, will vest at 100.0%).
Except as set forth above, all provisions of the Agreement shall remain unaffected by this First Modification.